Exhibit 99.1

QTS Realty Trust Stockholders Approve Acquisition by Blackstone Funds

OVERLAND PARK, Kan. – August 26, 2021 – QTS Realty Trust (NYSE: QTS) (“QTS” or “the Company”) today announced that, at a Special Meeting of Stockholders held earlier today, QTS stockholders voted to approve the acquisition of QTS by affiliates of Blackstone Infrastructure Partners, Blackstone Real Estate Income Trust, Inc. and Blackstone Property Partners.

“I thank our stockholders for their strong support of the transformative transaction with Blackstone, which will provide compelling, immediate and certain value to stockholders and position QTS to better serve customers’ expanding data center infrastructure needs,” said Chad Williams, Chairman and CEO of QTS. “With this significant milestone now behind us, we look forward to completing the transaction with Blackstone.”

Under the terms of the merger agreement announced on June 7, 2021, QTS common stockholders will receive $78.00 in cash for each share of QTS common stock they own. Subject to the satisfaction or waiver of all of the conditions to the closing of the transaction in the merger agreement, the transaction is expected to be completed on August 31, 2021. Upon closing of the transaction, QTS’ common stock, Series A preferred stock and Series B preferred stock will no longer be listed on any public market.

The final voting results will be reported in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission after certification by QTS’ inspector of elections.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 7 million square feet of owned mega scale data center space within North America and Europe. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. Visit QTS at www.qtsdatacenters.com, call toll-free 877.QTS.DATA or follow on Twitter @DataCenters_QTS.

About Blackstone

Blackstone is the world’s largest alternative asset manager. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our $684 billion in assets under management include investment vehicles focused on private equity, real estate, public debt and equity, life sciences, growth equity, opportunistic, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

QTS Investor Relations Contact:

Stephen Douglas

EVP Finance

Ir@qtsdatacenters.com

QTS Media Contact:

Carter B. Cromley

(703) 861-8245

carter.cromley@qtsdatacenters.com

or

Andrew Siegel / Viveca Tress / Lucas Pers

Joele Frank

(212) 355-4449

Blackstone Media Contacts:

Paula Chirhart

(347) 463-5453

Paula.Chirhart@blackstone.com

or

Jeffrey Kauth

(212) 583-5395

Jeffrey.Kauth@Blackstone.com